Exhibit 21.1

Subsidiaries of TCW Direct Lending VII LLC

Name	Jurisdiction
TCW DL VII Financing LLC	Delaware
TCW DLG Funding VII 2018-1 LLC	Delaware
TCW DLG Funding VII 2020-1 LLC	Delaware